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                             [REGISTRATION OPINION]

December 17, 1999


ImageWare Systems, Inc.
10883 Thronmint Road
San Diego, California 92127

Re:      REGISTRATION STATEMENT ON FORM SB-2
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Ladies and Gentlemen:

We are counsel for ImageWare Systems, Inc., a California corporation ("ImageWare"), in connection with its proposed public offering under the Securities Act of 1933, as amended, of 1,500,000 units ("Units") consisting of 1,500,000 shares of Common Stock (the "Shares") and 1,500,000 Warrants (the "Warrants") (1,775,000 Units if the overallotment option is exercised in full), through a Registration Statement on Form SB-2 as to which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission").

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based on the foregoing, it is our opinion that:

The Units covered by the Registration Statement, when issued in accordance with the terms and conditions set forth therein, will be duly authorized and validly issued and the Shares covered by the Registration Statement, when issued in accordance with the terms and conditions set forth therein, will be duly authorized, validly issued, fully paid, and non-assessable.

The shares of Common Stock underlying the Warrants covered by the Registration Statement, when issued in accordance with the terms and conditions set forth therein, will by duly authorized, validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,


/s/ Luce, Forward, Hamilton & Scripps